Exhibit 99.1

Alterra Capital Sends Annual Letter to Company’s Shareholders, Employees and Other Stakeholders

CEO Marty Becker reviews key results and accomplishments in 2010, outlook for 2011

HAMILTON, Bermuda, January 27, 2011 — W. Marston (Marty) Becker, President and Chief Executive Officer of Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) (“Alterra”), today issued a letter addressed to the Company’s shareholders, employees and other stakeholders updating them on Alterra’s performance and progress in 2010 and its 2011 outlook. The letter, which will be followed on February 8, 2011 by the issuance of the Company’s financial results for its fourth quarter and full year ended December 31, 2010, states that 2010 “has been an exciting and profitable year for Alterra” despite soft market conditions and historically low investment returns, and indicates that “for Alterra, 2011 will be a year of continued focus on the key success drivers for our business, including underwriting discipline and risk management.”

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, and property and casualty insurers. Alterra was formed on May 12, 2010 by the merger of Max Capital Group Ltd. and Harbor Point Limited.

The full text of Mr. Becker’s letter reads as follows:

January 27, 2011

To all Alterra Shareholders, Employees and other Stakeholders:

It has been an exciting and profitable year for Alterra and its shareholders. Following Alterra’s formation in 2010, we entered 2011, our first full year of operations, in a very strong competitive position. Given our significantly enhanced market profile, set against the softest market conditions seen since 1999, it is an appropriate moment for us to reflect on some of the key drivers of our success to date, and to outline our expected 2010 results and provide a view of the year ahead, as has been our tradition. We have provided this kind of review for the past several years and are pleased to do so again. We will not release our 2010 financial results until February 8, 2011, so the financial results presented herein are preliminary and unaudited.

Alterra was created by the merger of Max Capital Group Ltd. (then NASDAQ: MXGL) and privately held Harbor Point Limited, both Bermuda-domiciled firms with strong track records of profitable and diversified underwriting performance. While separately strong in our respective lines of business, together we have created a diversified organization with insurance and reinsurance platforms in Bermuda, Ireland, the UK and the US, as well as a reinsurance platform in Latin America, encompassing approximately 500 employees working in twenty-two cities and twelve countries.

Our success continues to be tied to our strategy of opportunistically entering complementary market segments with attractive underwriting prospects by recruiting “best in class” underwriting talent with the expertise and experience necessary to build profitable books of business. We align our interests with those of our shareholders by rewarding our employees according to both our bottom-line results and the long-term, sustainable profitability of the company. We have a demonstrated track record of effective execution, and sound risk and capital management.

With the merger effective on May 12, 2010 and integration substantially completed by late summer, Alterra was well positioned for the end-of-year renewal season. Our financial highlights for 2010 include:

•	Our gross premiums written (GPW) for 2010 totaled approximately $1.4 billion, which included the results from Harbor Point from May 12, 2010 forward.

•	Our underwriting platforms continued to produce high quality results in 2010 with an overall combined ratio for 2010 of approximately 86%.

•	We continued to balance our short-tail and long-tail business (approximately 50% of GPW from each). The split between specialty insurance and reinsurance shifted following the merger, and our GPW is now approximately 57% reinsurance and 43% insurance.

•	Our invested assets remain predominately high quality fixed income, cash and cash equivalents. Approximately 4% of invested assets are in a portfolio of hedge funds and an additional 3% are in more opportunistic fixed income classes.

•	We expect net operating income per diluted share for 2010 to be between $2.51 and $2.71, which implies a net operating return on average shareholders’ equity (ROE) of between 9.7% and 10.5%. We expect reported net income for 2010, including adjustments from the merger, to be between $290 million and $310 million, implying a return on average shareholders’ equity of between 11.8% and 12.5%. We estimate book value per diluted share for 2010 to be between $25.86 and $26.03.

•	In 2010, we returned over $558 million of capital to our shareholders via regular dividends, a special dividend and share repurchases.

•	In 2010, we suspended writing any new life and annuity business. Historically, our life and annuity focus was on low underwriting risk business that generated an invested asset spread. In today’s low return investment environment, however, we don’t believe that strategy is now viable, and we were uncomfortable changing our business model to assume more underwriting and asset risk in this area, especially with the many opportunities we have in our core businesses.

Market Conditions in 2010

In 2010, the insurance markets continued to be impacted by competitive pricing that became increasingly more aggressive as the year progressed. One industry prognosticator indicated pricing was approaching levels last seen in 1999, which was a particularly challenging year for our industry. There is considerable speculation as to when or what will change this pricing behavior, but no signs of change can be seen at the moment and early reports of January 1 renewals indicate more of the same.

The current market is further stressed by the historic low returns on invested assets. This unprecedented phenomenon had not existed in prior soft markets and, due to the rolling maturities in asset portfolios, is not yet fully reflected in reported returns or, in my opinion, most underwriter and management psychology. Given the average ratio of assets to equity in our peer group of 2:1 or more, every 100 bps reduction in average investment yield reduces reported ROE by 200 bps or more. There is no room to offset declining underwriting income with investment income in the current environment.

Given these conditions, what was our soft-market playbook for 2010?

•	Adhere to Stringent Underwriting and Risk Management Practices — Our foremost objective was to maintain our underwriting discipline. Our underwriters and leadership are all principally rewarded for bottom-line performance (ROE) versus top-line revenues (GPW). As we continue to maintain this disciplined approach, the reality is that our premiums will likely shrink, rather than grow. Our “pro forma” merged GPW in 2010 was down approximately 6% from 2009. The key in this stage of the cycle is to avoid temptation and making the big mistake, so that we will be in a strong position when opportunity reemerges on the other side. The challenge is consistency of execution and message among our underwriting teams. Alterra has done this well to date.

•	Manage Expenses — Declining revenues mean declining earnings and increasing expense ratios. There is no direct correlation between revenues and expenses in our industry. Therefore, it is incumbent to use this time as an opportunity to take a fresh look at expenses across the organization. We have made adjustments in 2010 and more will be made in 2011.

•	Invest in the Future — Contrary to the expense management message, unsettling times like these often present the best opportunities to invest and attract new, superior talent to an organization. The art form is to achieve the correct balance between these additions and expenses. The long-term benefit is unquestioned. In 2010, we made noteworthy additions in our Latin American reinsurance team, within our Lloyd’s operation and, most recently, in commencing the build out of our US admitted platform. We expect that all of these additions will contribute to our shareholders over time.

•	Manage Capital — With declining premiums but continuing profitability, excess capital is inevitably generated. Maintaining the proper level of capital required to enhance shareholder returns, meet necessary capital requirements for our rating agencies, and be positioned to immediately capitalize on new market opportunities at a cycle turn is another balancing act. Alterra was active in this area in 2010. Following its formation in May 2010, Alterra had shareholders’ equity of $3.1 billion, which we believe included significant excess capital. As a result, we returned over $541 million, or over 17% of that amount, to shareholders prior to the year-end. We will continue to monitor our capital position in 2011 with an eye towards balancing the capital required by the business and the capital that can be returned to shareholders.

•	Stay Alert to M&A — As the soft market lingers, typically there is a corresponding increase in M&A activity. Shareholders and management teams all begin to assess their situations and contemplate activity or combinations that perhaps were previously overlooked. At Alterra, we have demonstrated our competency in this area. Our 2010 merger positioned our organization with significant added strength for the present market environment. We will see what the future brings in 2011 and beyond.

•	Keep Focused and on Message — The key in this environment is to keep the organization focused and on message. These times create stress and the temptation among some to reach for the silver bullet — the “new” product line with seemingly incredible results or a “stretch” in time-tested asset allocations and qualities. Believing in our vision, and continuing to focus on the “basics” of success in our business, should provide our shareholders and employees with strong opportunities on the other side. Alterra is spending a great deal of time internally ensuring that our message is clear and our organization is energized to manage this cycle.

Our View of 2011

Most industry observers do not predict pricing in the insurance marketplace to improve during 2011. Although not consistent across all lines of business and all geographies, global conditions are expected to remain very competitive. Additionally, while most financial observers predict the inevitability of rising interest rates, there is little consensus as to when this will happen, and most feel there will not be material increases this year. We do anticipate some improvement in economic conditions for our clients that will enhance their sales and payrolls numbers, to which a good portion of our premiums are directly correlated, but this will likely benefit 2012 premiums more than 2011 premiums.

We have deliberately built an organization that can allocate capital when attractive opportunities present themselves, and we are well positioned today with insurance and reinsurance platforms across a variety of markets and geographies. In 2011, we intend to continue to emphasize our shorter-tail lines of business more than our longer-tail casualty lines. We are fortunate in that our casualty insurance has performed quite well, but this performance gets tougher to maintain as the bottom of the cycle lingers. Additionally, we expect our new initiatives will be weighted more to specialty insurance versus reinsurance, given our present business mix.

With the changing investment world, we are modifying our business model ROE standard. We previously had a target of a 15% ROE across an underwriting cycle. Given the material decline in average investment yields, we feel a better measure today is a “risk free” return plus 10%, which in historical investment terms approximates our previous 15% standard, but allows adjustment for today’s new reality of unusually low “risk free” returns. We cannot guarantee this return of course, but we continue to believe that our businesses and business mix are able to support this model.

We also continue to feel very good about our reserve base. At December 31, 2010, Alterra’s reserves for incurred but not reported losses (IBNR) constituted approximately 73% of our insurance reserves and approximately 67% of our reinsurance reserves. We have had positive reserve development for each of the last six years in our relatively young organization, and we intend to continue our disciplined reserving practices.

Our expectation is that industry reported ROEs for 2011 will be less than 10%. We believe that accident year results will be even lower. For our peer group, we expect calendar year combined ratios in the 90s, with accident year combined ratios approaching 100%. These numbers could change materially with unusual catastrophic loss activity.

For Alterra, 2011 will be a year of continued focus on the key success drivers for our business, including underwriting discipline and risk management. We estimate GPW for 2011 of approximately $1.7 billion and an operating ROE for 2011 of approximately 8% to 9%, subject to frequency and severity of losses and changes in general economic and market conditions. This result should compare well with our peer group, but would not be an outstanding historical result. We believe that this forecast is realistically reflective of the current operating environment, and we undertake no obligation to update or revise this forecast as the year progresses.

We are well positioned to navigate the uncertainty of the present industry environment, and to capture meaningful opportunity at the cycle inflection point. In the interim, we will continue to focus on growth in book value per share, capital management, a competitive dividend, and assuring the protection of our very clean and strong balance sheet.

Alterra has had a very good year and we are looking forward to executing another profitable year in 2011. We have successfully enhanced the financial strength and operating capabilities of our company. With approximately $3 billion of capital and a broadened opportunity set, we will be ready to capitalize on our strengths when the market turns.

We look forward to visiting with many of you as we progress through 2011.

Sincerely,

Marty Becker

President & CEO

Cautionary Note Regarding Forward-Looking Statements

This release includes forward-looking statements that reflect Alterra’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting Alterra’s future results, please refer to the most recent reports on Form 10-K and Form 10-Q and other documents filed by Alterra with the SEC. Alterra undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

SOURCE: Alterra Capital Holdings Limited

CONTACTS:
Susan Spivak Bernstein, 1-212-898-6640
Senior Vice President
susan.spivak@alterra-bm.com
or
Kekst and Company
Roanne Kulakoff or Peter Hill, 1-212-521-4800
roanne-kulakoff@kekst.com / peter-hill@kekst.com